                                                                    EXHIBIT 10.2

     CONSULTING AND NONCOMPETE AGREEMENT dated as of March 1, 1996, between JOANNE BIANCO ("JB"), and SENTEX SENSING TECHNOLOGY, INC., a New Jersey corporation (the "Company").


                                    Preamble
                                    --------

     The parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will retain JB as an independent consultant, and JB will provide consulting services to the Company.

     Accordingly, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:



                                    ARTICLE I

                        Consulting Arrangement and Duties
                        ---------------------------------

     SECTION 1.1. CONSULTING, ARRANGEMENT. Subject to the terms and conditions of this Agreement, the Company agrees to retain JB as an independent consultant, and JB agrees to act as an independent consultant to the Company, during the Term (as defined in Section 3.1 hereof).

     SECTION 1.2. DUTIES. (a) During the Term, JB shall render such consulting services (the "Services") to the Company as may from time to time be requested by the Chief Executive Officer of the Company, subject to the following qualifications and limitations:

          (i) unless otherwise mutually agreed, the Services that JB may be requested to perform hereunder shall be limited to the rendering of business and legal advice related to those functions that JB has heretofore been performing as an employee of the Company;

          (ii) unless otherwise mutually agreed, (a) in any four-week period, JB shall not be required to devote more than an average of 25 hours per week to the performance of the Services and (b) in any week, JB shall not be required to devote more than an aggregate of 35 hours to the performance of the Services;

          (iii) JB will have the freedom to establish her own work schedule for performing the Services (subject, however, to the requirement that she generally be reasonably available, upon reasonable advance notice, for meetings and consultations during normal business hours); and

          (iv) unless otherwise mutually agreed, except on a very exceptional and limited basis, JB shall not be required to render any Services that would require her to work outside the hours of 9:00 a.m. through 5:00 p.m. (such hours being referred to as "normal business hours") or that cannot be rendered from her Home Office (as defined in Section 1.3 hereof).

If the number of hours of Services that the Company requests JB to perform in any week is less than 25, JB shall nevertheless be deemed to have performed 25 hours of Services during such week for purposes of the limitation set forth in clause (ii) above (i.e., such deemed hours of Services will be included for purposes of calculating the average hours devoted to Services per week).




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     (b) Subject to the last sentence of this paragraph, JB may designate up to
10 business days a year as "vacation days" (the selection of such days to be at her choosing). Although JB does not render any Services on a day designated as a vacation day, she shall be deemed to have rendered 7.5 hours of Services on such day for purposes of each of the limitations set forth in clause (ii) of Section 1.2(a) hereof The parties acknowledges that it is contemplated that JB will take vacation in addition to the vacation specified above, upon mutual agreement of the parties from time to time.

     SECTION 1.3. PLACE WHERE CONSULTANT WILL PERFORM DUTIES. JB may, at her option, render the Services from (i) her home or such other location off the Company's premises as she may select (a "Home Office") and/or (ii) from the Company's premises. In the event that JB elects to perform a material amount of the Services from the Company's premises, the Company shall provide JB with a furnished office, secretarial assistance and such other facilities and services as she shall reasonably require to perform the Services.


                                   ARTICLE II

                      Compensation for Consulting Services
                      ------------------------------------

     SECTION 2.1. COMPENSATION. (a) Subject to Section 2.1(c) hereof, as compensation for JB for committing to render the Services, the Company shall pay to JB compensation (the "Minimum Compensation") at the rate of $75,000 per annum (such compensation to be paid quarterly in advance as provided in Section 2.1(b) hereof). It is understood and agreed that JB shall be entitled to the full amount of the Minimum Compensation whether or not the Company elects to request her to perform any Services (or if the hours of Services that the Company requests are less than the maximum number of hours that may be requested).

     (b) On each Payment Date, the Company shall pay to JB $18,750, representing advance payment of the Minimum Compensation payable in respect of the following quarter. For purposes of this Agreement, "Payment Date" shall mean each of (i) the date hereof, (ii) the 91st, 182nd and 273rd day following the date hereof, (iii) the first anniversary of the date hereof and (iv) the 91st, 182nd and 273rd day following the first anniversary of the date hereof.

     (c) If in any six-month period the average hours per week that JB (at the Company's request) devotes to the performance of Services is in excess of 25 hours, it is contemplated that JB will be paid additional compensation in respect of such excess hours. The amount of such additional compensation shall be negotiated in good faith by JB and the Company.

     (d) On each Payment date, the Company shall pay to JB $1,000 (in addition to the amounts provided for above), representing reimbursement for premiums payable by JB for health insurance for herself.

     (e) The Company currently has a three-year paid up lease for a Cadillac Seville car. During the Term, The Company at its cost shall maintain in effect such lease and all insurance coverage currently in effect with respect to such car and provide JB with the exclusive full-time use of such car. The Company shall pay or reimburse JB for all reasonable expenses incurred in connection with such car for repairs and maintenance.

     SECTION 2.2. REIMBURSEMENT OF EXPENSES. (a) The Company shall pay or reimburse JB for all reasonable expenses incurred by her in connection with the performance of her duties hereunder, in accordance with, and subject to, the Company's regular policies from time to time in effect regarding reimbursement of expenses and the documentation required in connection therewith.

     (b) The Company shall pay, or reimburse JB for all reasonable expenses associated with operating her Home Office (excluding rent and compensation of any employees retained by her), including, without limitation, (i) telephone and fax charges related to performance of the Services (including maintaining a separate fax and telephone line to be used for performance of the Services) and
(ii) the cost of acquiring any supplies and equipment



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(e.g., computer and related software, fax machine, telephone) that are reasonably required for the performance of the Services from the Home Office and the cost of maintaining such equipment (except to the extent such items are provided and/or maintained by the Company). It is agreed that JB may remove to her Home Office the computer, related peripherals and software, and office equipment that she has heretofore used as an employee of the Company.

     (c) The Company shall reimburse JB for all reasonable child care expenses (i.e., the cost of paying someone to care for her daughter) that relate to any time period during which JB, at the request of the Company, is traveling in the course of performing Services. (For example, if JB leaves on a business trip at 9:00 a.m. in the morning and returns home at 9:00 a.m. the following morning, the Company would reimburse her for any child care expenses relating to such 24-hour period.) In addition (and without limiting the foregoing), if in any month JB, at the request of the Company, performs Services that cannot be performed from the Home Office, then the Company shall reimburse JB for all reasonable child care expenses that relate to the time that she is away from the Home Office performing such Services; PROVIDED, HOWEVER, that the foregoing shall not apply to the first 10 hours each month that she is away from the Home Office performing such Services.


                                   ARTICLE III

                           Term and Early Termination
                           --------------------------

     SECTION 3.1. TERM. The term during which JB shall provide consulting services hereunder (the "Term") shall commence on the date hereof and end on the second anniversary of such date (subject to earlier termination as provided in Sections 3.2, 3.3 and 3.4 hereof).

     SECTION 3.2. TERMINATION BY COMPANY FOR CAUSE OR BY JB FOR GOOD REASON. (a) The Company may at any time terminate JB's consulting arrangement hereunder for Cause by delivering notice of termination to JB (such termination to be effective 30 days after delivery of such notice). For purposes of this Agreement, "Cause" to terminate JB's consulting arrangement hereunder will be deemed to exist only if:

          (i) JB materially breaches her material obligations hereunder and such breach is not cured within 30 days after JB receives a notice from the Board of Directors of the Company that specifically identifies, in reasonable detail, the manner in which the Board of Directors believes that JB is in breach of her obligations hereunder, or

          (ii) JB willfully and intentionally engages in a pattern of gross misconduct that materially and demonstrably injures the Company; provided, however that such conduct shall be deemed "Cause" only if JB, in engaging in such conduct, did not act in good faith and did not believe such conduct to be in or not opposed to the best interests of the Company.

     (b) Upon notice to the Company, JB shall have the right to terminate her consulting arrangement hereunder for Good Reason. For purposes of this Agreement, JB will be deemed to have "Good Reason" to terminate such arrangement only if the Company materially breaches its material obligations hereunder and such breach is not cured within 30 days after the Company receives a notice from JB which specifically identifies, in reasonable detail, the manner in which JB believes that the Company is in breach of its obligations hereunder.

     (c) If JB terminates her consulting arrangement hereunder for Good Reason pursuant to Section 3.2(b) hereof or the Company terminates such arrangement in violation of this Agreement:

          (i) the Company shall continue to be obligated to pay to JB on each Payment Date the payments provided for in Section 2.1 hereof as if the consulting arrangement hereunder had not been terminated; PROVIDED, HOWEVER, that the Company will be entitled to reduce such payments, in inverse order of the due dates thereof by all amounts, if any, received by JB after termination of the consulting arrangement hereunder from providing consulting services to others or obtaining employment after such termination (but

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     JB will not be required to provide, or make any effort to provide, any consulting services to others or to obtain, or make any effort to obtain, any employment after such terminations); and

          (ii) until the second anniversary of the date hereof, the Company shall continue to provide to JB the benefits provided for in Section 2.1(e) hereof.

     (d) If there is a dispute between the parties as to whether a termination was for "Cause" or "Good Reason," such dispute shall be resolved in accordance with the arbitration provisions of Section 5.7 hereof.

     SECTION 3.3. TERMINATION UPON DISABILITY OR DEATH. (a) In the event that the JB becomes physically or mentally disabled such that she is unable to perform substantially 80% of her Services hereunder for a period of 180 consecutive days in any 12 month period (the "Disability Period") (certified to by a mutually acceptable medical doctor), then the Company may at any time after the last day of the Disability Period, by notice to JB, terminate the consulting arrangement hereunder; PROVIDED, HOWEVER that the Company may not terminate such arrangement as aforesaid, unless at the time the Company delivers the notice of termination JB continues to have a physical or mental disability that may be expected to prevent JB for any period of time thereafter from performing any of her duties hereunder (as determined by such mutually acceptable medical doctor). The failure of JB to perform any of her duties hereunder as a result of any illness or any physical or mental disability shall not be considered a breach of this Agreement by JB (but the Company may terminate the consulting arrangement hereunder to the extent provided in the preceding sentence). The consulting arrangement hereunder shall automatically terminate upon the death of JB.

     (b) If the consulting arrangement hereunder terminates pursuant to Section 3.3(a) hereof due to the Disability of JB:

          (i) the Company shall continue to be obligated to pay to JB (or her estate or legal representative) on each Payment Date the payments provided for in Section 2.1 hereof as if the consulting arrangement hereunder had not been terminated; PROVIDED, HOWEVER, that if JB dies prior to the final Payment Date, then thereafter the amount that the Company shall be required to pay on each Payment Date after her death shall be reduced to 50% of the payments provided for in Section 2.1 hereof as if the consulting arrangement hereunder had not been terminated; and

          (ii) until the second anniversary of the date hereof the Company shall continue to provide to JB the benefits provided for in Section 2.1 (e) hereof.

     (c) If the consulting arrangement hereunder terminates pursuant to Section 3.3(a) hereof due to the death of JB, the Company shall continue to be obligated to pay to JB (or her estate or legal representative) on each Payment Date 50% of the payments provided for in Section 2.1 hereof as if the consulting arrangement hereunder had not been terminated.

     SECTION 3.4. CHANGE OF CONTROL. In the event that Robert S. Kendall ceases to have effective control of the Company, JB will have the right to terminate the consulting arrangement hereunder by delivering written notice of termination to the Company within 90 days of such event. If JB terminates such arrangement as aforesaid, the Company shall continue to be obligated to pay to JB (or her estate or legal representative) on each Payment Date 50% of the payments provided for in Section 2.1 hereof as if the consulting arrangement hereunder had not been terminated.

     SECTION 3.5. EFFECT OF TERMINATION. (a) Upon termination of the consulting arrangement hereunder, this Agreement, and all rights and obligations of the parties hereunder, shall terminate, subject only to the following qualifications and limitations:

          (i) such termination shall not release any party hereto from liability for any breach by it of its obligations under this Agreement prior to or by reason of or in connection with such termination (except



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     that termination for Good Reason by JB or termination in violation of this
     Agreement by the Company shall release the Company and its Affiliates from liability for any such breach but shall not release the Company from its obligations under Section 3.2(c) hereof);

          (ii) the Company shall continue to be obligated to pay to JB (a) any unpaid payments provided for by Section 2.1 hereof that accrued prior to such termination, and (b) any payments that the Company is required to pay pursuant to Section 3.2(c), 3.3(b), 3.3(c) or 3.4 hereof;

          (iii) the Company shall continue to have the obligations set forth in
     Section 2.2 hereof with respect to expenses incurred by JB prior to such termination;

          (iv) JB shall be entitled to reimbursement by the Company of any fees or expenses (including reasonable attorneys' fees and expenses) incurred by JB in connection with contesting or disputing any termination of the consulting arrangement hereunder by the Company in violation hereof or in seeking to obtain or enforce any of her rights or benefits hereunder and as to which a judgment or award has been rendered in favor of JB; and

          (v) the following provisions of this Agreement shall survive termination of the consulting arrangement hereunder: Sections 3.2(c), 3.3(b), 3.3(c), 3.4 and 3.6, Article IV and Article V.

     (b) Subject to the proviso to clause (i) of Section 3.2(c) hereof, It is understood and agreed that any income received by JB after termination of the consulting arrangement hereunder (including, without limitation, from providing consulting services to others or obtaining employment after such termination) shall not reduce the Company's obligation to make the payments provided for in Sections 3.2, 3.3 or 3.4 hereof.

     (c) Anything in this Agreement contained to the contrary notwithstanding, all rights that JB may have upon the termination of the consulting arrangement hereunder pursuant to the provisions of any employee benefit plans which may be provided by the Company shall be determined in accordance with the provisions of said plans.


                                   ARTICLE IV

                              Additional Agreements
                              ---------------------

     SECTION 4.1. NONCOMPETE. (a) The following terms have the following meanings:

     "Affiliate" shall mean any corporation, partnership, limited liability company or other entity that owns or controls the Company, or is owned or controlled by or is under common ownership or control with the Company.

     "Relevant Affiliate" shall mean (i) Sentex Systems, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and (ii) any other Affiliate of the Company for which JB performed material Services hereunder.

     (b) Until the third anniversary of the date hereof, JB shall not engage in any business on behalf of any other company or herself and shall not directly or indirectly own or own an interest in (except for the ownership of less than 5% of the issued and outstanding stock of a publicly traded corporation), manage, operate, join, control, be employed by or participate either directly or indirectly in the ownership, management, operation or control of, or be connected in any manner with, any business which is competitive with the business that is being conducted by the Company or any Relevant Affiliate of the Company.




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     (c) Until the third anniversary of the date hereof, JB shall not solicit any business (excluding any business that is not competitive with any business of the Company or any of its Relevant Affiliates) from any person, firm or entity that was or is a customer of the Company or its Relevant Affiliates, induce or attempt to induce any such customer to reduce its business with the Company or its Relevant Affiliates or solicit or attempt to solicit any employees of the Company or its Relevant Affiliates to leave the employ of the Company or its Relevant Affiliates. Until the third anniversary of the date hereof, JB shall also not solicit business (excluding any business that is not competitive with any business of the Company or any of its Relevant Affiliates) from any prospective customer of the Company or its Relevant Affiliates. For purposes of this Section 4.1(c), "prospective customer" shall mean a potential customer which the Company has solicited or with which the Company or its Relevant Affiliates has had active discussions concerning potential business at any time during the two years preceding the end of the consulting arrangement hereunder.

     (d) In consideration of JB's agreeing to the restrictions set forth in this
Section 4.1, the Company shall pay to JB $100,000, payable in three equal installments on the following dates: March 1, 1996; March 1, 1997 and March 1, 1998.

     SECTION 4.2. CONFIDENTIALITY. (a) JB agrees not to disclose or use, either during the Term or at any time thereafter, any unpublished information, whether of a technical or non-technical nature, relative to the business of the Company or any of its Affiliates unless authorized to do so by the Company or its Affiliates in writing, except that JB may disclose and use such information when necessary in the performance of her duties for the Company or its Affiliates; PROVIDED, HOWEVER, that the foregoing restrictions shall not apply to any information that becomes available to JB, after termination of the consulting arrangement hereunder, on a nonconfidential basis form a source, other than the Company, its Affiliates or any of its respective representatives, which source was not itself bound by a confidentiality agreement with the Company, its Affiliates or any of their respective representatives.

     (b) Upon termination of JB's consulting arrangement hereunder with the Company for any reason and at any time, JB will promptly deliver to the Company all of the following items that are in her possession or under her control and relate in any manner to the business of the Company or its Affiliates: apparatus, drawings, blueprints, manuals, letters, notes, notebooks, reports, customer and supplier lists, cost and profit data and any other material, all files or any copies of such materials, whether of a technical, business or fiscal nature.


                                    ARTICLE V

                                  Miscellaneous
                                  -------------

     SECTION 5.1. ENFORCEABILITY, INJUNCTION. (a) With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, JB and the Company hereby agree that such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If such unenforceable provision cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     (b) JB acknowledges and agrees that the Company's remedy at law for any breach of any of her obligations under Article IV hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of
Article IV hereof, without the necessity of proof of actual damages.

     SECTION 5.2. NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, their respective successors and permitted assigns, Neither the Company nor JB may assign any interest in this Agreement without obtaining the prior written consent of the other party; PROVIDED, HOWEVER, that the Company may assign such rights or privileges without such prior written consent, to any corporation or partnership into or with which it may be merged or consolidated or to any corporation to whom such



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party may sell substantially all of its assets, provided that (i) Robert S.
Kendall remains in control of the surviving entity after the consummation of the particular transaction and (ii) the surviving entity assumes (by instrument reasonably satisfactory to JB) all of the Company's obligations hereunder.

     SECTION 5.3. ENTIRE AGREEMENT, COUNTERPARTS. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 5.4. GOVERNING LAW; VENUE. This Agreement shall be interpreted under the laws of the State of New Jersey without regard to principles of conflict of laws. Subject to Section 5.7 hereof, each party hereto agrees that all actions or proceedings relating to this Agreement shall be tried and litigated only in the New Jersey State or Federal courts located in the County of Bergen, State of New Jersey. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

     SECTION 5.5. WAIVER OF BREACH. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.

     SECTION 5.6. NOTICES. All notices pursuant to this Agreement shall be given in writing and delivered personally or sent by certified mail, postage prepaid (and deemed delivered five days after being so mailed), to the following:

     If to the Company:         Sentex Sensing Technology, Inc.
                                553 Broad Avenue
                                Ridgefield, NJ 07657

     with a copy to:            Robert S. Kendall
                                CPS Capital Ltd.
                                1801 East Ninth Street
                                Cleveland, OH 44114

     If to JB:                  Joanne Bianco
                                1 Deer Hill
                                Alpine, NJ 07620

     with a copy to:            Joseph Ehrenreich, Esq.
                                Ehrenreich & Krause
                                1140 Sixth Avenue
                                New York, NY 10036

Or to such other address as the parties shall provide by notice as herein provided.

     SECTION 5.7. RESOLUTION OF DISPUTES: ARBITRATION. (a) Each party to this Agreement agrees to use best efforts to resolve in an amicable fashion any disputes concerning the subject matter of this Agreement or any question arising hereunder and shall deal in good faith in seeking the resolution thereof.

     (b) Subject to Section 5.7(a), any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall be submitted to and determined and settled by arbitration in Bergen County, NJ, or in such other location as the parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The Board of Arbitration shall be composed of one arbitrator, to be mutually agreed upon by the parties in good faith, or if the parties cannot agree, the arbitrator shall be selected by the AAA in accordance with its standard procedures in such cases. The arbitration award shall be final and binding on the parties to the arbitration and judgment thereon may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award or other legal remedy, as the case may be. If, under applicable federal or state law, a claim or dispute shall not be subject to arbitration, then either party may reject arbitration so that all claims and disputes shall be subject to resolution in a single proceeding and a single forum. The Company shall pay all fees and expenses of the AAA and the arbitrator with respect to any arbitration hereunder.

     SECTION 5.8. GENDER AND NUMBER. Whenever required by the context hereof, each term stated in either the singular or the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter genders.

     SECTION 5.9. LETTER OF CREDIT;/NO SETOFF, ETC. The Company's payment obligations hereunder are secured by a certain letter of credit delivered to JB. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against JB.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

                                          SENTEX SENSING TECHNOLOGY, INC


                                          By: /s/ Robert S. Kendall
                                             -------------------------------
                                                   Name:  Robert S. Kendall
                                                   Title: President

                                           /s/ Joanne Bianco
                                           ---------------------------------
                                           Joanne Bianco